UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2006

NANOGEN, INC.

(Exact name of registrant specified in its charter)

Delaware	000-23541	33-0489621
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10398 Pacific Center Court, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (858) 410-4600

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On December 4, 2006, Nanogen, Inc. announced the award of a contract from the U.S. Center for Disease Control and Prevention as described in more detail in Item 8.01 below. A copy of the press release issued by Nanogen on December 4, 2006 is attached hereto as Exhibit 99.1.

Item 8.01	Other Events.

On December 4, 2006, Nanogen, Inc. announced it has been awarded a $4.5 million contract from the U.S. Centers for Disease Control and Prevention (CDC) to develop a multi-analyte Point-Of-Care (POC) diagnostic assay for influenza in support of the US Government’s efforts to strengthen its readiness for a potential influenza pandemic. The goal of the development is to employ proprietary Nanogen technology in a low cost, high sensitivity POC immunoassay that simultaneously detects influenza Type A, Type B, seasonal flu (H1N1 and H3N2) and avian flu (H5N1) in a simple to use assay format. This development program is partnered with HX Diagnostics, Inc., which has the right to commercialize the resulting product. The current award of $4.5 million funds the first two phases of a five-phase development project and, if all five phases are funded by the CDC, Nanogen expects the total award it would receive to be approximately $12.5 million over the next two to three years.

Disclosures in this Item 8.01 contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including whether all of the phases of the CDC development project will be funded by the Federal government, whether the development program will be successful if fully funded, or whether the assay to be developed by Nanogen will be selected by CDC for use under its auspices if that development is successful, and other risks and uncertainties discussed under the “Risk Factors” Item and elsewhere in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following document is filed as an exhibit to this report:

99.1	Press Release dated December 4, 2006.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOGEN, INC.

Date: December 5, 2006	By:	/s/ William L. Respess
	Name:	William L. Respess
	Title:	Senior Vice President

EXHIBIT INDEX

Exhibit Number	Document Description
99.1	Press Release dated December 4, 2006.